Exhibit 10.5

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

EXECUTION VERSION

October 17, 2019

LumiraDx Limited

3 More London Riverside

London SEl 2AQ

United Kingdom

Attention: Chief Executive Officer, Chairman and Director

Re: Strategic Relationship between the Bill & Melinda Gates Foundation and LumiraDx Limited

Ladies and Gentlemen:

This Amended and Restated Letter Agreement (including all appendices and attachments hereto, the “Letter Agreement”) is entered into as of October 17, 2019 between the Bill & Melinda Gates Foundation (the “Foundation”), a Washington charitable trust that is a tax exempt private foundation, and LumiraDx Limited, an exempted company with limited liability incorporated in the Cayman Islands under company number 314391 with its registered office at c/o Estera Trust (Cayman) Limited, PO Box 1350, Clifton House, 75 Fort Street, Grand Cayman KYl 1108, Cayman Islands (the “Company”). This Letter Agreement amends and restates in its entirety the Letter Agreement entered into by and between the Company and the Foundation effective as of July 17, 2018 (the “Original Agreement”) in connection with the Foundation’s program-related investment in the amount of US$19,998,823 in the Series A Convertible Preferred Shares of the Company (the “Preferred Investment”). This Letter Agreement is being entered into in connection with the program-related investment in the form of a loan by the Foundation to the Company in the amount of US$18,000,000 (the “Loan”, and together with the Preferred Investment, the “Foundation Investment”) in accordance with the terms of a Note Purchase Agreement dated October 17, 2019 (the “Note Purchase Agreement”) and an Unsecured Subordinated Note dated October 17, 2019 (the “Note”). The Foundation Investment is subject to the terms and conditions of the Note Purchase Agreement, the Note, any other documents executed in connection with the Loan, and the documents executed in connection with the Preferred Investment (collectively, and together with this Letter Agreement and any additional documents that may be executed in connection with the Foundation Investment, in each case as amended from time to time in accordance with their terms, the “Investment Documents”). The Foundation is making the Foundation Investment to induce the Company to perform the Global Access Commitments set forth herein, and the Company acknowledges and agrees that it would not undertake such Global Access Commitments absent the Foundation Investment. The Foundation Investment is being made in accordance with the provisions of the Investment Documents and is conditioned upon the execution and delivery of the applicable Investment Documents by the parties thereto and the Foundation obtaining written legal opinions from tax counsel that the Foundation Investment qualifies as a program-related investment under the Code.

In consideration of the Foundation making the Foundation Investment on the terms and conditions stated herein and in the other Investment Documents, and for other good and valuable consideration, the parties hereto hereby irrevocably agree as follows:

1. Definitions. For the purposes of this Letter Agreement the following terms have the meanings indicated.

“Accelerated Commercialization Commitment” has the meaning given in Section 3(d)(i).

“Archetype Health System” has the meaning given in Section 3(d)(ii)

“Additional Assay Project” has the meaning given in Section 3(c)(i).

“Additional Projects” has the meaning given in Section 3(c)(ii).

“Additional Accelerated Commercialization Project” has the meaning given in Section 3(c)(ii).

“Affiliate” means, as to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity at any time and for so long as that control exists, where “control” (for purposes of this definition of “Affiliate” only) means having the decision-making authority as to the person or entity and, further, where that control will be deemed to exist where a person or entity owns more than 50% of the equity (or that lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the person or entity.

“Acquisition Transaction” means (a) the acquisition, directly or indirectly, after the date of this Letter Agreement, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company, (b) a merger, consolidation or other similar transaction involving the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger, consolidation or other transaction hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger, consolidation or other transaction, or (c) an assignment, sale, transfer or exclusive license of all or substantially all of the Company’s assets, whether by merger, stock transfer, or otherwise.

“Challenging Market Countries” means those countries described as “Challenging Market Countries” on Appendix A.

“Charitability Default” has the meaning given in Section 5(b).

“Charitable Purpose” has the meaning given in Section 2(a).

“Claim” has the meaning given in Section 14.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning given in the introductory paragraph.

“Developing Countries” means those countries described as “Developing Countries” on Appendix A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means (a) if the Foundation Securities are freely tradable, the closing price of the Foundation Securities on the most recent day the Foundation Securities were traded on the applicable exchange prior to the closing date of the redemption or purchase or (b) if the Foundation Securities are not freely tradable, the then current fair market value as determined by a mutually agreed upon (such agreement not to be unreasonably withheld) independent third-party appraiser.

“Feasibility Grant” has the meaning given in Section 3(c)(i).

“Foundation” has the meaning given in the introductory paragraph.

“Foundation Investment” has the meaning given in the introductory paragraph.

“Foundation Securities” has the meaning given in Section 5(c).

“Foundation-supported Entity” means an entity selected by the Foundation for participation in a project that receives funding, directly or indirectly, from the Foundation, collaborates with the Foundation, or both, for the purpose of accomplishing the Foundation’s charitable objectives.

“Funded Developments” has the meaning given in Section 3(k)(i).

“Global Access” means that (a) knowledge gained using the Foundation’s funding is promptly and broadly disseminated and (b) the products and technologies developed or supported with the Foundation’s funding will be made available and accessible at an affordable price to people most in need in Developing Countries.

“Global Access Commitments” has the meaning given in Section 3.

“Global Health License” has the meaning given in Section 3(k)(i).

“Government Provisioned” has the meaning given in Section 3(d)(ii)(A).

“Health Systems for Low Income People” has the meaning given in Section 3(d)(ii).

“HIV Viral Load Assay” has the meaning given in Section 3(a).

“HIV Viral Load Assay Development Project” has the meaning given in Section 3(a).

“HIV Viral Load Launch Project” has the meaning given in Section 3(b)(i).

“Indemnitees” has the meaning given in Section 14.

“Investment Documents” has the meaning given in the introductory paragraph.

“Joint Steering Committee” has the meaning given in Section 3(h)(i).

“Letter Agreement” has the meaning given in the introductory paragraph.

“Loan” has the meaning given in the introductory paragraph.

“Low Income People” means those individuals living at or below the World Bank poverty line for lower-middle-income countries, which, at the time of the execution of the Letter Agreement, is US$3.20 per day.

“Note” has the meaning given in the introductory paragraph.

“Note Purchase Agreement” has the meaning given in the introductory paragraph.

“Original Agreement” has the meaning given in the introductory paragraph.

“Partner with Health Systems for Low Income People” has the meaning given in Section 3(d)(iii).

“Platform Technology” means the Company’s research, development, clinical, regulatory, manufacturing, commercialization, service and support, and distribution capabilities in respect of point-of-care diagnostic tests, integrated assays, reagents, software and instruments, and health IT and care solutions. This may include, but is not limited to, technology related to the dissemination and/or storage and management of diagnostic results, associated patient-related data, and quality control related data (e.g. real-time instrument functionality and controls) within health systems. The Platform Technology includes technologies, materials, know-how, intellectual property, and intellectual property rights owned, controlled, or in licensed by the Company or its Affiliates, whether existing at closing or later developed, owned, controlled or in licensed by the Company or its Affiliates.

“PPP/NGO Provisioned” has the meaning given in Section 3(d)(ii)(B).

“Preferred Investment” has the meaning given in the introductory paragraph.

“Private Sector Provisioned” has the meaning given in Section 3(d)(ii)(C).

“Product” means any diagnostic or other product or service developed pursuant to a Project.

“Projects” means the HIV Viral Load Assay Development Project, HIV Viral Load Assay Launch Project, the [***] Diagnostic Instrument Development Project, any Additional Project, and the Accelerated Commercialization Commitment.

“Public Market Provision” means Government Provisioned and PPP/NGO Provisioned together.

“Reasonable Efforts” means the level of effort the Company would expend in the development and commercialization of its lead commercial product(s).

“SOW” has the meaning given in Section 3(a).

“Strategic Plan” has the meaning given in Section 3(a).

“TPM” has the meaning given in Section 3(b)(ii).

“TPP” has the meaning given in Section 3(a).

“Trigger Event” has the meaning given in Section 3(k)(ii).

“[***] Diagnostic Instrument” means a diagnostic instrument to be developed by the Company with the features set forth in the [***] Diagnostic Instrument Target Product Profile that is low-cost, robust and appropriate for all clinical settings and intended to improve the access of people in Developing Countries to low cost point-of-care diagnostics.

“[***] Diagnostic Instrument Development Plan” means the development plan for the [***] Diagnostic Instrument attached as Appendix G.

“[***] Diagnostic Instrument Development Project” has the meaning given in Section 3(e).

“[***] Diagnostic Instrument Target Product Profile” means the target product profile for the [***] Diagnostic Instrument attached as Appendix H.

“[***] Joint Steering Committee” has the meaning given in Section 3(h)(ii).

“WHO Essential Diagnostics List” means the list attached as Appendix B.

“WHO PQ” has the meaning given in Section 3(a).

“Withdrawal Right” has the meaning given in Section 5(c).

2. Charitable Purpose; Use of Proceeds.

(a) Charitable Purpose. The Foundation is making the Foundation Investment as a “program-related investment” within the meaning of Section 4944(c) of the Code. The Foundation is committed to accelerating the development of lifesaving and low-cost drugs, therapeutics, diagnostics, and prophylactics to reduce the burden of disease in developing countries in furtherance of its mission to help all people lead healthy, productive lives. The Foundation’s primary purpose in making the Foundation Investment is to secure Global Access to new, low-cost products and services developed through the use of the Company’s proprietary capabilities and intellectual property, including in respect of the development, manufacturing, commercialization and distribution of (a) diagnostic tests, (b) integrated point-of-care diagnostic platforms, and (c) connected health IT and care solutions in furtherance of the Foundation’s charitable mission (collectively, the “Charitable Purpose”). In furtherance of the Charitable Purpose, the Foundation Investment will secure the Global Access Commitments described below.

(b) Use of Proceeds.

(i) Preferred Investment. [***] of the proceeds from the Preferred Investment will be used solely to fund the HIV Viral Load Assay Development Project and improvements in the Platform Technology in connection with the HIV Viral Load Assay Development Project in furtherance of the Charitable Purpose; provided, however, if the Joint Steering Committee at any time determines that the Company is unlikely to meet the applicable milestones for the HIV Viral Load Assay Development Project contained in the SOW (defined below), the Company shall, at the Foundation’s election, instead apply any remaining portion of such proceeds to an Additional Assay Project in furtherance of the Charitable Purpose. The remaining [***] of the proceeds from the Preferred Investment will be used solely to support the commercialization of the Platform Technology in Challenging Market Countries in accordance with the Accelerated Commercialization Commitment.

(ii) Loan. All proceeds of the Loan will be used solely to fund the [***] Diagnostic Instrument Development Project in furtherance of the Charitable Purpose.

The proceeds from the Foundation Investment will not be required to be segregated in a separate account nor required to be used for dedicated employees or facilities.

3. Global Access Commitments.

In furtherance of the Charitable Purpose and Global Access, the Company agrees to the following (collectively “Global Access Commitments”):

(a) HIV Viral Load Assay Development Project. The Company will diligently conduct the HIV Viral Load Assay Development Project. “HIV Viral Load Assay Development Project” means (a) the Company’s development of an assay for HIV viral load (the “HIV Viral Load Assay”) in accordance with a mutually acceptable target product profile (“TPP”) attached as Appendix C and scope of work (the “SOW”) attached as Appendix D through World Health Organization Pre-Qualification (“WHO PQ”) and (b) the development of a manufacturing, commercialization and distribution strategy (“Strategic Plan”) for delivery of point-of-care diagnostics within Developing Countries, including the HIV Viral Load Assay, which strategy will include the elements set forth in, and be consistent with, the SOW for the HIV Viral Load Assay.

(b) HIV Viral Load Assay Launch Project.

(i) Once the HIV Viral Load Assay has been developed as described above, the Foundation will have the right, at its discretion, to continue providing funding (directly or through a Foundation-supported Entity) to advance the HIV Viral Load Assay through commercialization and distribution of a final product in accordance with the Strategic Plan, HIV Viral Load Assay TPP and a second mutually acceptable SOW (the “HIV Viral Load Launch Project”). The HIV Viral Load Assay Launch Project may include applicable development, commercialization and associated activities conducted by the Company or partner(s) in accordance with the Strategic Plan or as otherwise agreed by the Company and Foundation, if and to the extent these activities are requested by the Foundation, including seeking applicable country-level regulatory approvals. If the HIV Viral Load Assay Launch Project is requested by the Foundation, it would be co-funded by additional funding from the Foundation or a Foundation-supported Entity pursuant to the

Foundation’s standard funding terms and processes. The specific level and allocation of funding responsibilities between the parties (and potentially Foundation-supported Entities) for the HIV Viral Load Assay Launch Project will be mutually agreed in good faith in writing by the parties to fairly allocate the expected benefits between Developing Countries and developed countries.

(ii) If the Foundation reasonably determines based on data from the HIV Viral Load Assay Development Project and/or HIV Viral Load Assay Launch Project that the Company is unlikely to achieve prices and volumes for the HIV Viral Load Assay that are within [***] of the applicable maximum price and minimum volume commitments described in the HIV Viral Load Assay TPP and that a third-party manufacturer (“TPM”) would likely be able to meet such price and volume commitments, the Foundation will notify the Company of such determination and provide a summary of the reasons for such determination in reasonable detail. During the [***] period following delivery of such notice, the parties will engage in good-faith discussions regarding the Company’s ability to achieve the applicable price and volume commitments, its plan for doing so (if applicable) and (if applicable) the reasons why a TPM may not be able to achieve such applicable price and volume commitments either. If the parties are unable to come to an agreement regarding a plan for the Company to achieve the applicable price and volume commitments for the HIV Viral Load Assay, the Company will agree to license and transfer the necessary intellectual property and technology to such TPM (subject to such TPM entering into reasonable agreements with the Company regarding confidentiality and use of the technology and licenses solely for the purposes contemplated herein) in order to allow the production, testing, approval, and distribution of the HIV Viral Load Assay for the Developing Countries. The Foundation will be responsible for the reasonable costs payable for the transfer of the necessary technology to such TPM.

(iii) Any agreements for the HIV Viral Load Assay Launch Project will include a proposal describing the relevant work (including specific global access commitments) and other related documents acceptable to the Foundation, and will be consistent with the HIV Viral Load Assay TPP. The applicable funding agreements will also include a license to the HIV Viral Load Assay and related technology and intellectual property rights (including the right to sublicense or a direct grant to Foundation-supported Entities) that is exercisable in the event of a breach of the Global Access Commitments related to the HIV Viral Load Assay Launch Project under the circumstances described below.

(c) Additional Projects.

(i) Additional Assay Projects. In addition to the Projects described above, if requested by the Foundation the Company will utilize the Platform Technology to diligently conduct up to five (or two in case the Feasibility Grant as referenced below is not executed and granted) Additional Assay Projects at the Foundation’s discretion and subject to the terms below. “Additional Assay Project” means a project proposed by the Foundation or a Foundation- supported Entity and accepted and conducted by the Company utilizing the Platform Technology to develop an assay in accordance with a mutually agreed upon SOW and TPP, and potentially to further develop, commercialize, and distribute such assays under a similar launch project construct. It is acknowledged that the five assays covered under the “Feasibility Grant” currently under discussion by the Parties (which include the molecular test for tuberculosis) would, if funding agreements for such Feasibility Grant are executed and the applicable work contemplated thereby is conducted, exhaust all five Additional Assay Projects.

(ii) Additional Accelerated Commercialization Project. In addition, if requested by the Foundation, subject to the Terms of Additional Projects outlined below, the Company will diligently conduct the Additional Accelerated Commercialization Project. “Additional Accelerated Commercialization Project” means a project to accelerate commercialization of the Company’s products in a minimum of three countries among [***] in accordance with a mutually agreed SOW. The Additional Accelerated Commercialization Project and Additional Assay Projects are referred to collectively as “Additional Projects”.

(iii) Terms of Additional Projects. Each Additional Project will be funded and conducted pursuant to the Foundation’s standard funding terms and processes, which would include a proposal prepared in good faith by the Company (which will be submitted within [***] after the Foundation’s initial request to the Company) describing the relevant work to be conducted by the Company and other related documents acceptable to the Foundation. If the Foundation requests that the Company continue development and commercialization of an assay developed through an Additional Assay Project, the Company will consider in good faith and the parties will negotiate in good faith the terms of the applicable grant documents for such work. To the extent the parties agree to continue support of an Additional Project, the specific level and allocation of additional funding responsibilities for such Additional Project will be mutually agreed in good faith in writing by the parties based on a fair allocation of the expected benefits between Developing Countries and developed countries.

(d) Accelerated Commercialization Commitment.

(i) The Company will diligently conduct the Accelerated Commercialization Commitment as further described below. “Accelerated Commercialization Commitment” means (A) the Company’s commitment to Partner with Health Systems for Low Income People and (B) the Company’s commitment to Align with Essential Diagnostic List Market Coordination.

(ii) The health systems serving Low Income People in Challenging Market Countries are heterogenous and very different from those in the US and Europe. Often, they include the three archetype health delivery systems listed below. Each of these three health delivery systems operating in a Challenging Market Country is a different “Archetype Health System” and collectively these three Archetype Health Systems are defined as “Health Systems for Low Income People.”

(A) “Government Provisioned” means government healthcare providers that are publicly owned and operated including community healthcare workers, primary and community health centers, district and regional health centers, government-run pharmacies and diagnostic labs, and government-supported ambulance services.

(B) “PPP/NGO Provisioned” means public-private-partnerships or non-government organization providers of publicly or philanthropically owned and publicly or privately operated healthcare professionals operating community outreach programs (e.g., Médecins Sans Frontières), or healthcare services in partnership with governments (e.g. public-private-partnership clinics for outpatient care).

(C) “Private Sector Provisioned” means providers that are privately owned and operated below the tertiary care level, including individual or consolidated chains of primary care clinics, pharmacies, ambulances, and home-based care services.

(iii) The Company’s commitment to “Partner with Health Systems for Low Income People” consists of the following:

(A) By [***], the Company will have [***];

(B) By [***], the Company will have [***];

(C) During the [***], Health Systems for Low Income People will have [***];

(D) During the [***], Health Systems for Low Income People will have [***];

(E) During the [***], Health Systems for Low Income People will have [***];

(F) During the [***], Health Systems for Low Income People will have [***]; and

(G) During the [***], Health Systems for Low Income People will [***].

(iv) The Company’s commitment to “Align with Essential Diagnostic List Market Coordination” consists of good-faith efforts to achieve the following:

(A) The Company will [***];

(B) The Company will [***]; and

(C) The Company will [***].

(v) The Foundation understands that the achievement of the Accelerated Commercialization Commitments is dependent on the cooperation and/or purchase commitments of third-parties and the Archetype Health System operators. In the event the Company is concerned that a lack of cooperation or commitment from Archetype Health System operators will make it impossible to achieve one or more of the Accelerated Commercialization Commitments, the Company may request the Foundation to assist with discussions with such Archetype Health System operators and/or make other good-faith efforts to support the Company’s commercialization efforts. Where Accelerated Commercialization Commitments require changes or alterations (which are not foreseen under the Company business plans) to the Platform Technology, instrument or assays to adjust these for resource-poor settings or projects or specific delivery or service models, extensions to timelines may be required. In the event of such occurrence, the parties will discuss in good faith and (A) the Accelerated Commercialization Commitments may be modified; or (B) the Foundation may provide additional funding for such project to achieve the Accelerated Commercialization Commitments, each of (A) and (B) at the sole discretion of the Foundation.

(e) [***] Diagnostic Instrument Development Project. The Company will utilize the Platform Technology to diligently develop the [***] Diagnostic Instrument and assays thereon through commercialization no later than [***] (“[***] Diagnostic Instrument Development Project”). The [***] Diagnostic Instrument will be developed in accordance with the [***] Diagnostic Instrument Development Plan. As part of the [***] Diagnostic Instrument Development Project, the Company will use Reasonable Efforts to achieve the COGS goals set forth in the [***] Target Product Profile. The Company will provide the Foundation with documentation in the form of copies of invoices, relevant regulatory filings and/or clearances, certified cost of goods statements and other documents that may be requested by the Foundation to demonstrate COGS of the [***] Diagnostic Instrument.

(f) Receipt and Continuation of Licenses. The Foundation Investment will be conditioned on the Company’s receipt and continuation of all necessary licenses and rights with respect to the Platform Technology needed to perform the Global Access Commitments.

(g) Pricing and Volume Commitments.

(i) Products Developed Pursuant to the HIV Viral Load Assay Development Project, HIV Viral Load Assay Launch Project, and Any Additional Assay Project. The Company agrees to make available to Low Income People in Developing Countries any Products developed and commercialized pursuant to the HIV Viral Load Assay Development Project, HIV Viral Load Assay Launch Project, and any Additional Assay Project (a) at or below the price set forth in the applicable TPP and (b) in quantities meeting or exceeding those set forth in the applicable SOW (or other applicable global access agreements between the Foundation and the Company). Additionally, other Products developed and distributed by the Company for Public Market Provision in the Challenging Market Countries will be commercialized consistent with the affordability and availability intent of Global Access. In the event that the Foundation notifies the Company of the Foundation’s concerns that the affordability and availability intent of Global Access is being violated in a specific Challenging Market Country, the parties agree to work together in good faith to rectify the concern to the satisfaction of the Foundation. These commitments do not apply to sales of Products used outside of the Developing Countries.

(ii) [***] Diagnostic Instrument. The Company will make the [***] Diagnostic Instrument available to serve Low Income People in Challenging Market Countries at an affordable price that is no greater than the maximum price and in at least the minimum volumes set forth in the [***] Target Product Profile. These commitments do not apply to sales of products used outside of Challenging Market Countries or not targeting Low Income People.

(h) Joint Steering Committees.

(i) Joint Steering Committee. The parties will each designate two individuals who are subject matter experts to be part of a joint steering committee (the “Joint Steering Committee”) that provides a forum for discussion of the progress of the (a) Platform Technology and (b) the Projects (other than the [***] Diagnostic Instrument Project). Certain key decisions of the Joint Steering Committee related to advancing to the next phase of development (as outlined in the SOW) will require the affirmative vote of the individuals designated by the Foundation. The Joint Steering Committee will meet at least once quarterly via teleconference and at least once annually in-person. With the agreement of both parties and subject to the execution of appropriate confidentiality agreements, third-parties may be invited from time to time to participate in certain Joint Steering Committee discussions, it being understood that the Company may object if competitive sensitive information would be released to one of its competitors.

(ii) [***] Joint Steering Committee. In addition to the Joint Steering Committee described above, the parties will (a) each designate one individual and (b) mutually designate one additional individual who is a subject matter expert to be part of a joint steering committee (the “[***] Joint Steering Committee”) that would provide a forum for discussion of the progress of the [***] Diagnostic Instrument Development Project and channels and conditions to provide access to the [***] Diagnostic Instruments. Decisions of the [***] Joint Steering Committee, including in respect of determinations regarding compliance with the pricing and volume commitments described in Section 3(g)(ii) above, will be made by majority vote, provided that certain key decisions of the [***] Joint Steering Committee related to advancing to the next phase of development as outlined in the [***] Diagnostic Instrument Development Plan would require the approval of the individual designated by the Foundation, it being acknowledged that if the Foundation does not wish to proceed to a next phase, the Company shall be entitled to continue to proceed at its own cost. The [***] Joint Steering Committee would meet at least once quarterly via teleconference and at least once annually in-person. With the agreement of both parties and subject to the execution of appropriate confidentiality agreements, third parties may be invited from time to time to participate in certain [***] Joint Steering Committee discussions, it being understood that the Company may object if competitive sensitive information would be released to one of its competitors.

(iii) Additional Communications. In addition, if requested by the Foundation, members of the Company’s technical team will meet with Foundation programmatic representatives at least once quarterly via teleconference or onsite visits at Company facilities to provide an update on any of the Projects, with such updates to provide a level of detail sufficient to assess the status of such Projects against the applicable scopes of work and TPPs (as applicable).

(i) Publication; Access to Data and Information. The Company will (in addition to the publication requirements of any other agreements with the Foundation):

(i) publish the results and information developed in connection with each Project within a reasonable period of time after such information or results are obtained, subject to reasonable delays or limitations on content of such publications that are necessary to protect intellectual property and trade secrets covering the Platform Technology itself. All publications must be made in accordance with “open access” terms and conditions consistent with the Foundation’s Open Access Policy (available at: http://www.gatesfoundation.org/How-We- Work/General-Information/Open-Access-Policy), which may be modified from time to time;

(ii) promptly provide to the Foundation from time to time, upon the Foundation’s request, access to data and information regarding the Projects, the reasonably contemplated use of the Platform Technology for such Projects, and the considerations made by the Company with respect to accessibility, affordability and cost effectiveness; and

(iii) promptly provide to the Foundation from time to time, upon the Foundation’s request, rights to share such data and information regarding the Projects, and the reasonably contemplated use of the Platform Technology for the Projects, subject to the reasonable need to protect confidential information and to avoid untimely public disclosures that may bar access to patent protection or public disclosures that may undermine trade secret protection.

(j) No Inconsistent Rights. The Company will not grant to a third-party any rights or enter into any arrangements or agreements that would limit or restrict the Foundation’s rights to the Global Access Commitments.

(k) Global Health License.

(i) Global Health License. In connection with and relating to the Projects (other than any Additional Project that has not yet resulted in a product that was funded by the Foundation and sold in a Challenging Market Country), the Company hereby grants the Foundation and/or Foundation-supported Entities a worldwide, non-exclusive, non-terminable, perpetual, royalty-free license (with the right to sublicense) to the products, technologies, materials, processes, and other intellectual property and intellectual property rights developed using funds from the Foundation or a Foundation-supported Entity or developed in connection with the Company’s conduct of such Projects (the “Funded Developments”) and the background intellectual property of the Company that covers or is used in the Platform Technology and/or such Projects to use, reproduce, modify, make, distribute, sell, offer-for-sale, import, and otherwise dispose of diagnostic products and services directed at pathogens or diseases that disproportionately affect people in Developing Countries in a manner consistent with the Foundation’s Charitable Purpose (“Global Health License”). The Global Health License is a presently granted license. The Foundation will not exercise the Global Health License except in the event of a Trigger Event and Foundation’s rights upon exercise of such Global Health License will extend only to the Product or Project from which the Trigger Event arises and only in furtherance of the Foundation’s Charitable Purpose. In the event of a Trigger Event that applies only to a particular Product or Project, the Foundation will have the right to exercise the Global Health License (and the Company will have the obligation to take the further actions described in the following subsection (k)) only for such Product or Project. For avoidance of doubt, Additional Projects that result in products funded by the Foundation and sold in one or more Challenging Market Countries shall be subject to the Global Health License which shall be exercisable only in the event of a Trigger Event.

(ii) Trigger Events. The Foundation will not exercise its rights under the Global Health License (including its sublicensing rights) unless at least one of the following occurs (each, a “Trigger Event”):

(A) a Charitability Default that remains uncured for [***] following written notice by either party of such Charitability Default; or

(B) the Company (1) institutes any bankruptcy, insolvency, appointment of a receiver and/or trustee or reorganization (in either case for the release of financially distressed debtors), general assignment for the benefit of creditors, winding-up, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction or any such proceeding is instituted against the Company which remains undismissed or unstayed for a period of [***] or (2) ceases to conduct business in the ordinary course or is determined to no longer be a going concern.

If either the Foundation or the Company becomes aware of a Trigger Event, it will promptly notify the other party in writing of the occurrence of such Trigger Event.

(l) Cooperation; Technology Transfer. In connection with the exercise of any license hereunder the Company will take further actions, including technology transfer (subject to appropriate confidentiality obligations), as would be commercially reasonable industry practice at the time with respect to providing a biotechnology license to a third party, to accommodate that the Foundation, the Foundation’s sublicensees, and/or the relevant Foundation-supported Entity can effectively exercise the applicable Global Health License and use the related technology and manufacture the relevant Products if a Trigger Event occurs (including the right to reference regulatory filings related to the applicable Products), in each case solely as permitted under the Global Health License. Notwithstanding the foregoing, the technology transfer obligations described above will not apply with respect to the Company’s confidential manufacturing processes or technologies related to its Delta ModTech manufacturing line(s) so long as, if requested by the Foundation, the Company enters into and performs its obligations under a supply agreement with the Foundation or a Foundation-supported Entity for the manufacture of the applicable funded product at a price that does not exceed the Company’s cost of goods (Ex-Works) sold plus [***] and subject to other terms that are reasonably acceptable to the parties.

(m) Intellectual Property Rights. The Company represents and covenants that the Company has and will continue to have all necessary rights to the Platform Technology (including all rights in any patents, copyrights, trademarks, trade secrets, data, confidential information, know-how, and other intellectual property or proprietary right) needed to perform the Global Access Commitments and grant the licenses hereunder.

(n) Duration of Global Access Commitments. The Global Access Commitments will be ongoing and will continue for as long as the Foundation exists, except that (i) the Company’s obligation to accept Additional Assay Projects (in accordance with the terms above) will terminate seven years following the closing of the initial Foundation Investment (such [***] period will be extended to accommodate initiation of any Additional Assay Projects that may be under discussion by the parties at the end of such period) and (ii) the price and volume commitments set forth in Section 3(g)(ii) in respect of the [***] Diagnostic Instrument will expire [***] following the first commercial launch of the [***] Diagnostic Instrument in a Challenging Market Country.

4. Survival of Global Access Commitments.

In the event of (i) an Acquisition Transaction, or (ii) the sale, exclusive license, or other transfer of the Platform Technology owned or controlled by the Company or the Funded Developments, the Global Access Commitments will survive and be assumed in full by the purchaser, transferee, licensee, or acquirer and the Company will take all action necessary to ensure such assumption. The Foundation will have the right to review the provisions of the written agreement with such third-party that relate to the assumption of the Global Access Commitments to confirm that the Global Access Commitments will survive and be assumed by the third-party and will continue to be directly enforceable by the Foundation. For clarity, notwithstanding anything to the contrary in this Letter Agreement, the Foundation’s rights hereunder that exist on the date of the Acquisition Transaction or sale, exclusive license, or other transfer of the Platform Technology or the Funded Developments will not be terminated by such transaction.

In addition, at the earlier to occur of (a) the agreement by the Company with a third party on the key terms of an Acquisition Transaction or (b) [***] prior to the closing of an Acquisition Transaction, the Company will provide the Foundation with written notice of the proposed Acquisition Transaction. The Company will also work in good faith with the Foundation and the proposed acquirer to develop and agree to (prior to the closing of such Acquisition Transaction) a written plan that is acceptable to the Foundation that provides adequate assurances of the continued performance and timely transition of the Global Access Commitments. Among other things, the plan will describe the resource commitments and timeline to support the transition and will provide that the personnel responsible for performance of the Global Access Commitments will have a level of knowledge and experience that is appropriate for such performance. Upon approval of the plan by the Foundation, the plan will become part of the Global Access Commitments and will be binding on the Company and acquirer.

5. Withdrawal Right.

(a) The Withdrawal Right described and defined in this Section 5 will be triggered only as a result of a Charitability Default.

(b) A “Charitability Default” means that the Company (i) is in material breach of any of the Global Access Commitments, including the failure to conduct the Projects as described herein, other than for reasons of technical or scientific failure not within the control of the Company and not known to the Company at or before closing of each Foundation Investment, (ii) fails to comply with the restrictions in Sections 2 and 9 of this Letter Agreement on the use of proceeds from the Foundation Investment, or (iii) fails to comply with the other related U.S. legal obligations set forth in this Letter Agreement, including the requirements set forth in Sections 6, 9, 11, and 12. Each party agrees to promptly notify the other party in writing if it becomes aware of a Charitability Default and the Company will thereafter promptly provide to the Foundation a proposed strategy to remedy the Charitability Default. Notwithstanding the foregoing, the Foundation will not lose any rights or remedies solely as a result of a failure to notify the Company after it becomes aware of a Charitability Default.

(c) If the Company fails to cure the Charitability Default within [***] of the Foundation’s written notice of such Charitability Default, and if the Foundation holds any securities of the Company, including securities issued in respect of or upon conversion or exercise of such securities (collectively, the “Foundation Securities”) or any loans from the Foundation are outstanding, in each case issued or extended in connection with the Foundation Investment, the Company will have the obligation, if requested by the Foundation, to (i) redeem all of the Foundation Securities or locate a third-party that will purchase the Foundation Securities and (ii) to repay the entire unpaid principal and accrued and unpaid interest on such loans without presentment, demand, protest or notice of any kind, all of which are expressly waived ((i) and (ii), the “Withdrawal Right”). If the Company is unable to redeem all of the Foundation Securities, and no third party purchases the Foundation Securities, then the Company will use its best efforts to effect the Withdrawal Right, consistent with the Code and applicable law, as soon as practicable. During any period when the Company is unable to exercise its obligations with respect to the Withdrawal Right, the Company will not pay dividends on any of its capital stock, redeem the capital stock of any other stockholder of the Company (excluding repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof) or otherwise make any other distribution to any other stockholder of the Company (other than shares of common stock or stock options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company). The Company’s obligations in connection with the Withdrawal Right will be subordinate to the Company’s repayment obligations with respect to the Senior Indebtedness (as defined in the Note).

(d) For redemption or purchase by the Company or a third-party pursuant to Section 5(c), the Foundation Securities will be valued at the greater of (i) the original purchase price attributable to such shares plus a [***] per annum compounding interest rate calculated from the date of issuance of the Foundation Securities through the date of redemption or purchase or (ii) Fair Market Value.

(e) Notwithstanding any exercise of the Withdrawal Right by the Foundation, the Foundation’s rights under the Global Access Commitments will survive.

6. Required Reporting; Audit Rights.

(a) In addition to reports required to be delivered to the Foundation under the Investment Documents, the Company will furnish, or cause to be furnished, to the Foundation the following reports and certifications:

(i) within [***] after the end of each of the Company’s fiscal years during which the Foundation owns any securities in the Company, a certificate from the Company signed by an officer of the Company and substantially in the form attached to this Letter Agreement as Appendix E, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the immediately preceding fiscal year, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments;

(ii) within [***] after the end of the Company’s fiscal year during which the Foundation ceases to own any securities in the Company, a certificate from the Company signed by an officer of the Company and substantially in the form attached to this Letter Agreement as Appendix F, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the term of the Foundation Investment, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments;

(iii) any other information respecting the operations, activities and financial condition of the Company as the Foundation may from time to time reasonably request to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, of the Foundation with respect to the Foundation Investment, and to otherwise monitor the charitable benefits intended to be served by the Foundation Investment. The Foundation will reimburse the Company for any reasonable third-party expenses incurred by the Company in order to prepare any information the Company is required to prepare solely as a result of this Section 6(a)(iii); and

(iv) full and complete financial reports of the type ordinarily required by commercial investors under similar circumstances to the extent required pursuant to Treasury Regulation 53.4945-5(b)(4).

(b) At the Foundation’s reasonable request, the Company will provide the Foundation with a summary of scientific data and progress to date on all Projects and any Platform Technology related to the foregoing, and the considerations made by the Company with respect to accessibility, affordability and cost-effectiveness of the applicable Products for people and payors in Developing Countries, in addition to the information that may be required under any grant agreements or other funding agreements.

(c) Without limiting the foregoing, at the Foundation’s request, the Company will permit the Foundation or its representatives to inspect (at a reasonable time and location) the scientific records of the Company relating to each Project with due regard to the reasonable need to protect trade secrets covering the Platform Technology.

(d) The Company will maintain books and records adequate to provide information ordinarily required by commercial investors under similar circumstances, including accounting records and copies of any reports submitted to the Foundation related to each Project. The Company will retain such books, records, and reports for four years after the Foundation ceases to hold Company securities and will make such books, records, and reports available to the Foundation at reasonable times to enable the Foundation to monitor and evaluate how the Foundation’s funds have been used.

(e) The Company will permit employees or agents of the Foundation at any reasonable time and upon reasonable prior notice, during normal business hours, to examine or audit the Company’s books and accounts of record and to make copies and memoranda of the same, in each case at the Foundation’s expense to audit the Company’s compliance with the use of the Foundation Investment and the Global Access Commitments. If the Company maintains any records (including computer-generated records and computer software programs for the generation of such records) in the possession of a third party, the Company, upon request of the Foundation, will notify such party to permit the Foundation free access to such records at all reasonable times and to provide the Foundation with copies of any records it may reasonably request in connection with such audit, request or inquiry, all at the Foundation’s expense.

7. Board Observer.

In addition to the Foundation’s right to appoint a director to the Company’s Board of Directors (as set forth in the other Investment Documents), as long as the Foundation or an Affiliate thereof owns any Foundation Securities, the Foundation shall be entitled to designate one person to attend all meetings of the Company’s Board of Directors and committees thereof in a nonvoting observer capacity and the Company shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a potential conflict of interest on the part of the Foundation.

8. Assignment.

Notwithstanding anything in this Letter Agreement or any Investment Document to the contrary, the Foundation will have the right to assign this Letter Agreement or transfer the Foundation Securities to (a) any successor charitable organization of the Foundation from time to time that is a tax exempt organization as described in Section 50l(c)(3) of the Code, or (b) any tax exempt organization as described in Section 50l(c)(3) of the Code controlled by one or more trustees of the Foundation. The Foundation will notify the Company of any such assignment, including the identity of the assignee, in a timely manner. For the avoidance of doubt, if the Foundation transfers the Foundation Securities as permitted by this Section 8, the Foundation may assign to any such transferee all of its rights attached to such Foundation Securities, including the Withdrawal Right.

9. Prohibited Uses.

The Company will not expend any proceeds of the Foundation Investment to carry on propaganda or otherwise to attempt to influence legislation, to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive, or to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office within the meaning of Section 4945(d) of the Code. The proceeds of the Foundation Investment will not (a) be earmarked to be used for any activity, appearance or communication associated with the activities described in the foregoing sentence, nor (b) be intended for the direct benefit, and will not benefit, any person having a personal or private interest in the Foundation, including descendants of the founders of the Foundation, or persons related to or controlled by, directly or indirectly, such private interests.

For the avoidance of doubt, the Company will not use the funds received from the Foundation to pay a dividend or redeem shares.

10. Disqualified Person.

Neither the Company nor (to the best knowledge of the Company) any stockholder of the Company is a “disqualified person” with respect to the Foundation (as the term “disqualified person” is defined in Section 4946(a) of the Code). The Foundation does not, and one or more disqualified persons with respect to the Foundation do not, directly or indirectly, control the Company.

11. Anti-Terrorism.

The Company will not use any portion of the Foundation Investment, directly or indirectly, in support of activities (a) prohibited by U.S. laws related to combatting terrorism; (b) with persons on the List of Specially Designated Nationals (www.treasury.gov/sdn) or entities owned or controlled by such persons; or (c) with countries or territories against which the U.S. maintains comprehensive sanctions (currently, Cuba, Iran, (North) Sudan, Syria, North Korea, and the Crimean Region of Ukraine), unless such activities are fully authorized by the U.S. government under applicable law and specifically approved by the Foundation in its sole discretion.

12. Anti-Corruption and Anti-Bribery.

The Company will not offer or provide money, gifts, or any other things of value directly or indirectly to anyone in order to improperly influence any act or decision relating to the Foundation or any activities contemplated by this Letter Agreement or the Company’s organizational documents (e.g., certificate of incorporation or articles of association), including by assisting any party to secure an unlawful advantage. Training and information on compliance with these requirements are available at www.leamfoundationlaw.org.

13. Public Reports; Use of Name.

The Foundation may include information on this investment in its periodic public reports and may make the investment public at any time on its web page and as part of press releases, public reports, speeches, newsletters and other public document, and to the extent required by applicable law or regulation. Any announcement of the Foundation Investment by any other party, including the Company, its representatives, directors, stockholders and agents, or any investor, will require the Foundation’s prior written approval. Such parties will also obtain the Foundation’s prior written approval for any other use of the Foundation’s name or logo in any respect; provided, however, that the Company may use the Foundation’s name for any uses that have been pre-approved in writing by the Foundation. Notwithstanding the foregoing, the Foundation’s name and logo will not be used by any party in any manner to market, sell or otherwise promote the Company, its products, services and/or business.

14. Indemnification.

The Company will indemnify, hold harmless, and defend the Foundation and its co-chairs, trustees, directors, officers, employees, agents, and representatives (collectively, the “Indemnitees”) from and against any and all third party causes of action, claims, suits, legal proceedings, judgments, settlements, damages, penalties, losses, liabilities and costs (including reasonable attorneys’ fees and costs) (each a “Claim”) finally awarded to such-third party by a court of competent jurisdiction against any of the Indemnitees or agreed to as part of a monetary settlement of the Claim and arising out of or relating to: (a) bodily injury, death or property damage caused by the activities or omissions of the Company, including any development or commercialization or distribution activities carried out by the Company (including any failure to comply with applicable laws, regulations or rules in connection therewith), or by any product; or

(b) any Claim that the Platform Technology, any Funded Development or any product infringes upon a patent, proprietary, or other intellectual property right of a third-party. The Foundation will give the Company prompt written notice of any Claim subject to indemnification; provided, that the Foundation’s failure to promptly notify the Company will not affect the Company’s indemnification obligations except to the extent that the Foundation’s delay prejudices the Company’s ability to defend the Claim. The Company will have sole control over the defense and settlement of each and every Claim, with counsel of its own choosing which is reasonably acceptable to the Foundation; provided, that the Company conducts the defense actively and diligently at the sole cost and expense of the Company and provided further that the Company will not enter into any settlement that adversely affects any Indemnitee without the applicable Indemnitee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Foundation will provide the Company, upon request, with reasonable cooperation in connection with the defense and settlement of the Claim. Subject to the Company’s rights above to control the defense and settlement of Claims, the Foundation and any Indemnitee may, at its own expense, employ separate counsel to monitor and participate in the defense of any Claim under this Section 14.

The parties will not be liable to each other for any indirect, incidental, consequential, or special damages (including lost revenues, lost savings, or lost profits suffered by such other party) suffered by such other party arising under or in connection with this Letter Agreement, regardless of the form of action, whether in contract or tort, including negligence of any kind, whether active or passive, and regardless of whether the party knew of the possibility that such damages could result; provided, that to the extent an Indemnitee is entitled to be indemnified hereunder for Claims of third parties and such third party has been awarded indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits), the Company’s indemnification obligations to the Indemnitee will extend to and include such third party’s indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits). The parties further agree that under no circumstances will any party be liable to the other party (or to any Indemnitee) more than once for the same losses arising under or in connection with this Letter Agreement.

15. Insurance.

The Company agrees to maintain insurance coverage sufficient to cover the activities, risks, and potential omissions in respect of the Projects in accordance with generally-accepted industry standards and as required by law. The Company will ensure all subcontractors maintain insurance coverage consistent with this paragraph.

16. Compliance with Laws and Requirements; Responsibility.

The Company will comply with all applicable laws and regulations, including intellectual property laws. The Company will conduct, control, manage, and monitor the Projects in compliance with all applicable ethical, legal, regulatory, and safety requirements, including applicable international, national, local, and institutional standards. The Company will obtain and maintain all necessary approvals, consents, and reviews before conducting the applicable activity. If a Project involves:

(a) any protected information (including personally identifiable, protected health, or third party confidential), the Company will not disclose this information to the Foundation without obtaining the Foundation’s prior written approval and all necessary consents to disclose such information;

(b) children or vulnerable subjects, the Company will obtain any necessary consents and approvals unique to these subjects; or

(c) any trial involving human subjects, the Company will adhere to current Good Clinical Practice as defined by the International Council on Harmonisation (ICH) E-6 Standards (or local regulations if more stringent) and will obtain applicable trial insurance.

The Company will be solely responsible and liable for all activities related to the conduct of the Projects. For avoidance of doubt, as between the Foundation and the Company, the Company will have responsibility for all clinical trials. Any activities by the Foundation in reviewing documents and providing input or funding do not modify the Company’s responsibility, including responsibility for determining and complying with the provisions of this Section 16.

17. Entire Agreement; Modification.

The terms and conditions set forth in this Letter Agreement are in addition to the provisions stated in the other Investment Documents and the terms and conditions of this Letter Agreement will prevail over any inconsistent provision in any other Investment Document. No change, modification or waiver of any term or condition of this Letter Agreement will be valid unless it is in writing, it is signed by the party to be bound, and it expressly refers to this Letter Agreement.

18. Authority; Governing Law.

Each of the signatories below covenants, represents and warrants that he, she or it had all authority necessary to execute this Letter Agreement and that, on execution, this Letter Agreement will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Letter Agreement to be so binding. This Letter Agreement will be governed by the laws of England and Wales, excluding its conflicts of laws provisions.

19. Counterparts.

This Letter Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will be deemed to be and constitute one and the same instrument.

20. Construction.

Section headings are not to be considered part of this Letter Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof, and will not effect the construction of this Letter Agreement. The words “include,” “includes” and “including” will be considered to be followed by the words “without limitation”.

[Signature Page Follows]

The parties have caused this Letter Agreement to be executed as of the date first set forth above.

LumiraDx Limited		Bill & Melinda Gates Foundation

By:	/s/ David Scott	By:	/s/ Carolyn Ainslie
Name: David Scott		Name: Carolyn Ainslie
Title: Director		Title: Chief Financial Officer